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                                                                    Exhibit 5.01

                   [VORYS, SATER, SEYMOUR & PEASE LETTERHEAD]


DIRECT DIAL (513) 723-4000



                                 January 4, 2000



Camco Financial Corporation
6901 Glenn Highway
Cambridge, Ohio 43725-9757


                  Re:   Registration Statement on Form S-8
                        of Camco Financial Corporation
                        ----------------------------------

Ladies and Gentlemen:

                  We refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") filed by Camco Financial Corporation, a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 311,794 shares (the "Shares") of the common stock of the Company, $1.00 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Westwood Homestead Financial Corporation 1997 Stock Option Plan (the "Plan"), assumed by the Company pursuant to the terms of the Agreement of Merger and Plan of Reorganization, dated as of August 6, 1999, among the Company, Westwood Homestead Financial Corporation and The Westwood Homestead Savings Bank.

                  We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

                  Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly

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Camco Financial Corporation
January 4, 2000
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authorized and (ii) when issued in accordance with the terms of the Plan, the
Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

                  We are admitted to practice in the State of Ohio, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of Delaware and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                               Very truly yours,


                               /s/ Vorys, Sater, Seymour and Pease LLP

                               Vorys, Sater, Seymour and Pease LLP